LL&E ROYALTY TRUST — LL&E ROYALTY TRUST ANNOUNCES VOTE AT SPECIAL MEETING OF UNITHOLDERS

The Bank of New York Mellon Trust Company, N.A. — Trustee	NEWS RELEASE
FOR IMMEDIATE RELEASE
     AUSTIN, Texas, August 24, 2011—LL&E Royalty Trust (Pink Sheets:LRTR.pk — News) (the “Trust”) announced today that the Special Meeting of Trust Unitholders convened on August 12, 2011 and temporarily adjourned until August 24, 2011 was reconvened today, and that the vote was taken as described below.
     The Special Meeting was called at the request of a unitholder holding more than 10% of the Trust units (the “Proponent”) to vote on a proposal made by the Proponent to remove The Bank of New York Mellon Trust Company, N.A. as Trustee and to appoint Premier Bank & Trust, National Association (“Premier”), as successor trustee. The meeting was convened on August 12, 2011 as scheduled, but was temporarily adjourned as a result of the decision of Premier not to accept an appointment as successor trustee of the Trust. The adjournment was intended to give Premier additional time in which to review the situation and to reconsider its decision.
     At the Special Meeting, the removal of The Bank of New York Mellon Trust Company, N.A. as Trustee and appointment of Premier was approved by the Trust’s unitholders. However, as of the time of the Special Meeting, the Trustee had not received any communication from Premier indicating that it had reconsidered its willingness to serve as successor trustee. Consequently, neither the removal nor the appointment of Premier will occur unless Premier accepts its appointment by written notice of acceptance delivered to the Trustee by noon Eastern Time on August 26, 2011.
     If Premier does not accept its appointment as described above, the Trustee intends to consult with the Proponent and other unitholders about any suggestions any of them may want to make.
     The exact results of the vote will be reported on Form 8-K within the applicable time period.
     This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. An investment in Units issued by LL&E Royalty Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2010, and all of its other filings with the Securities and Exchange Commission. The Trust’s annual, quarterly and other filed reports are available over the Internet at the SEC’s web site at http://www.sec.gov.
Contact:
LL&E Royalty Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich, 800-852-1422
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